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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                              (Amendment No. 1 )*


                                  Fundtech Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Ordinary Shares (1.00 NIS)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    M47095100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X]     Rule  13d-1(b)
          [ ]     Rule  13d-1(c)
          [ ]     Rule  13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                Page 1 of 6 pages

CUSIP NO.   M47095100
         ---------------

1.   NAME  OF  REPORTING  PERSON/EIN
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Provident  Funds  of  Bank  Leumi  le-Israel  B.M.
--------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*
                                                          (a)   [ ]
                                                          (b)   [ ]
--------------------------------------------------------------------------------
3.   SEC  USE  ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

    Israel

--------------------------------------------------------------------------------
              5.  SOLE  VOTING  POWER
  NUMBER OF       N/A
   SHARES     ------------------------------------------------------------------
BENEFICIALLY  6.  SHARED  VOTING  POWER
    EACH          N/A
 REPORTING    ------------------------------------------------------------------
  OWNED BY    7.  SOLE  DISPOSITIVE  POWER
    EACH          N/A
  REPORTING   ------------------------------------------------------------------
 PERSON WITH  8.  SHARED  DISPOSITIVE  POWER
                  N/A
--------------------------------------------------------------------------------
9.  TOTAL  BENEFICIALLY  OWNED
    N/A
--------------------------------------------------------------------------------
10.  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11.  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
     N/A

--------------------------------------------------------------------------------
12.  TYPE  OF  REPORTING  PERSON*
     EP
--------------------------------------------------------------------------------


                                Page 2 of 6 pages

                                  SCHEDULE 13G
                                  ------------


ITEM 1.(a)  NAME  OF  ISSUER

            Fundtech  Ltd.


ITEM 1.(b)  ADDRESS  OF  ISSUER'S  PRINCIPAL  EXECUTIVE  OFFICES

            12  Ha'Hilazon  Street
            5th  Floor
            Ramat Gan  52522
            Israel


ITEM 2.(a)  NAME  OF  PERSON  FILING

            Provident  Funds  of  Bank  Leumi  le-Israel  B.M.


ITEM 2.(b)  ADDRESS  OF  PRINCIPAL  BUSINESS  OFFICE  OR,  IF  NONE,
            RESIDENCE

            6  Kauffman  Street
            Beit  Gibor
            Tel  Aviv  68012
            Israel

ITEM 2.(c)  CITIZENSHIP

            Israel

ITEM 2.(d)  TITLE  CLASS  OF  SECURITIES

            Ordinary  Shares  (1.00  NIS)

ITEM 2.(e)  CUSIP  NUMBER

            M47095100

ITEM 3.     IF  THIS  STATEMENT  IS  FILED  PURSUANT  TO  RULE  13D-1(B),  OR
            13D-2(B),  CHECK  WHETHER  THE  PERSON  FILING  IS  A:

     ____ (a) Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

     ____ (b)  Bank  as  defined  in section 3(a)(6) of the Act (15 U.S.C. 78c).

     ____ (c) Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)


                                Page 3 of 6 pages

     ____ (d) Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

     ____ (e) An investment adviser in accordance with Sec.240.13d-1(b)(1)(ii)(E);

      xx  (f)  An  employee  benefit  plan  or endowment fund in accordance with
     ----      Sec.240.13d-1(b)(1)(ii)(F);

     ____ (g) A parent holding company or control person in accordance with Sec.240.13d-1(b)(1)(ii)(G);

     ____ (h) A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     ____ (i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     ____ (j)  Group,  in  accordance  with  Sec.240.13d-1(b)(1)(ii)(J):


ITEM 4      OWNERSHIP

ITEM 4(a)   AMOUNT BENEFICIALLY OWNED:

            N/A

ITEM 4(b)   PERCENT OF CLASS:

            N/A

ITEM 4(c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

      (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE

            N/A

     (ii)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE

            N/A

    (iii)   SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

            N/A

     (iv)   SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
            N/A



                                Page 4 of 6 pages

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  IF THIS STATEMENT
            IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [X].

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           N/A

ITEM 8     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           N/A

ITEM 9     NOTICE OF DISSOLUTION OF GROUP:

           N/A



                                Page 5 of 6 pages

ITEM 10     CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                         _______________________________
                                      Date


                         _______________________________
                                    Signature


                         _______________________________
                                   Name/Title





                                Page 6 of 6 pages